EXHIBIT  77G

For the period ending: 09/30/2011
File number:  811-05009
DEFAULTS AND ARREARS ON SENIOR SECURITIES


1) Colorado Centre Metropolitan District LTD Tax and Special Revenue Series 1992B 0.00% due 1/1/2032
       In default: Interest
       Date of default: 1995
       Default per $1,000: $6,465,662

2) Colorado Housing and Finance Authority Economic Development Revenue (Micro Business Development Corporation Project Series 2005 6.75% due 12/1/2010
        In default: Interest
        Date of default: 7/2008
        Default per $1,000: $3,755,000

3)   	Conifer Metropolitan District Jefferson County Supplemental Interest
        Coupons Series 2006, 0.00% due 12/1/2010 - 2031
        In default:  Principal
        Date of Default:  12/01/2010
        Default per $1,000 face: $7,470,000

4) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015
        In default:  Interest
        Date of default: June 2002
        Default per $1,000 face:  $620,000

5) Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
        In default: Interest
        Date of default: 2/9/2002
        Default per $1,000: $227,347